Exhibit (h)(121)

EXPENSE REIMBURSEMENT AGREEMENT

EXPENSE REIMBURSEMENT AGREEMENT, by and between Ivy Investment Management Company (“IICO”), Ivy Distributors, Inc. (“IDI”) and Waddell & Reed Services Company, doing business as WI Services Company (“WISC”) and Ivy Funds (the “Trust”) on behalf of each series of the Trust set forth below (each a “Fund” and, collectively, the “Funds”).

WHEREAS, Ivy Funds, a Delaware statutory trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-ended management investment company of the series type, and each Fund is a series of Ivy Funds; and

WHEREAS, Ivy Funds, IICO, IDI and/or WISC have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which each Fund may normally be subject;

NOW THEREFORE, the parties hereto agree as follows:

1.	Reimbursement of Expenses.

1.1	Applicable Reimbursement Level and Term of Reimbursement. For the period from July 5, 2017 through July 31, 2018, IICO, IDI and/or WISC agrees to reimburse sufficient management fees, Rule 12b-1 fees and/or shareholder servicing fees to cap the total annual ordinary operating expenses (which would exclude interest, taxes, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses, if any) for the Class of shares of each Fund set forth below at the level in the following table (the “Reimbursement Amount”):

Fund	Class A	Class B	Class C	Class E	Class I	Class N	Class R	Class Y
Ivy Advantus Bond Fund	n/a	n/a	n/a	1.02%	.54%	.54%	n/a	n/a
Ivy Advantus Real Estate Securities Fund	n/a	n/a	n/a	1.43%	n/a	n/a	n/a	n/a
Ivy Asset Strategy Fund	n/a	n/a	n/a	1.00%	n/a	n/a	n/a	n/a
Ivy Core Equity Fund	1.15%	n/a	n/a	1.13%	.84%	n/a	n/a	.84%
Ivy Cundill Global Value Fund	n/a	n/a	n/a	1.31%	n/a	n/a	n/a	n/a
Ivy Dividend Opportunities Fund	n/a	n/a	n/a	1.13%	n/a	n/a	n/a	n/a
Ivy Emerging Markets Equity Fund	1.58%	2.50%	n/a	n/a	.99%	.99%	n/a	n/a
Ivy Global Bond Fund	0.99%	1.74%	1.74%	n/a	0.74%	0.74%	n/a	0.99%
Ivy Global Equity Income Fund	1.30%	n/a	n/a	n/a	n/a	n/a	n/a	1.19%
Ivy Global Income Allocation Fund	n/a	n/a	n/a	1.31%	n/a	n/a	n/a	1.17%
Ivy Government Securities Fund	1.00%	2.13%	1.88%	n/a	n/a	n/a	n/a	0.72%
Ivy High Income Fund	n/a	n/a	n/a	1.11%	n/a	n/a	n/a	n/a
Ivy International Core Equity Fund	n/a	n/a	n/a	1.28%	n/a	n/a	n/a	n/a
Ivy Large Cap Growth Fund	1.15%	n/a	n/a	1.15%	0.88%	n/a	n/a	1.06%
Ivy LaSalle Global Real Estate Fund	1.51%	n/a	n/a	n/a	1.05%	1.05%	n/a	n/a
Ivy LaSalle Global Risk-Managed Real Estate Fund	1.51%	n/a	n/a	n/a	1.16%	n/a	n/a	n/a
Ivy Limited-Term Bond Fund	n/a	n/a	n/a	0.98%	n/a	n/a	n/a	n/a
Ivy Managed International Opportunities Fund	0.49%	1.40%	1.29%	n/a	0.16%	n/a	0.72%	0.38%
Ivy Mid Cap Growth Fund	1.31%	n/a	n/a	1.30%	n/a	n/a	n/a	n/a
Ivy Mid Cap Income Opportunities Fund	1.35%	n/a	2.07%	1.30%	1.05%	1.05%	1.80%	1.35%
Ivy Municipal High Income Fund	n/a	1.62%	1.58%	n/a	0.68%	n/a	n/a	0.94%
Ivy Natural Resources Fund	n/a	n/a	n/a	1.27%	n/a	n/a	n/a	n/a
Ivy Science and Technology Fund	n/a	n/a	n/a	1.30%	n/a	n/a	n/a	n/a
Ivy Small Cap Growth Fund	n/a	n/a	n/a	1.35%	n/a	n/a	n/a	n/a

1.2	Payment of Reimbursement Amount. To effect the expense reimbursement provided for in this Agreement, the Fund may offset the appropriate Reimbursement Amount against the management fees, Rule 12b-1 fees and/or shareholder servicing fees payable under the Investment Management Agreement, Rule 12b-1 Plan and/or the Shareholder Servicing Agreement. Alternatively, the Reimbursement Amount shall be paid directly by IICO, IDI and/or WISC. Such offset shall be taken, or such direct payment shall be paid, two times per year within 30 days following the date of a Fund’s applicable semi-annual or annual reporting period.

2.	Termination and Effectiveness of Agreement.

2.1	Termination. This Agreement shall terminate with respect to the applicable Class of shares of the Fund upon termination of the Fund’s Investment Management Agreement, Rule 12b-1 Plan and/or the Shareholder Servicing Agreement or on July 31, 2018, whichever comes first. This Agreement may be terminated prior to expiration if such termination is approved by the Board of Trustees of the Trust, including the vote of a majority of the trustees who are not “interested persons” as defined in the 1940 Act. This Agreement supersedes any prior expense reimbursement agreements between a Fund, IICO, IDI and WISC.

2.2	Effectiveness. This Agreement shall be effective July 5, 2017.

3.	Miscellaneous.

3.1	Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof.

3.2	Interpretation. Nothing contained herein shall be deemed to require Ivy Funds or the Fund to take any action contrary to the Ivy Funds Declaration of Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of Ivy Funds of its responsibility for and control of the conduct of the affairs of Ivy Funds or the Fund.

3.3	Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the management fees, the Rule 12b-1 Plan and/or shareholder servicing fees, the computations of net asset values, and the allocation of expenses, having a counterpart or otherwise derived from the terms and provisions of the Investment Management Agreement, Rule 12b-1 Plan, the Shareholder Servicing Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to the Investment Management Agreement, Rule 12b-1 Plan, the Shareholder Servicing Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of May 18, 2017.

IVY FUNDS

By:	/s/Wendy J. Hills
Wendy J. Hills, Vice President

IVY INVESTMENT MANAGEMENT COMPANY

By:	/s/Philip J. Sanders
Philip J. Sanders, President

IVY DISTRIBUTORS, INC.

By:	/s/Thomas W. Butch
Thomas W. Butch, President

WADDELL & REED SERVICES COMPANY

By:	/s/Brent K. Bloss
Brent K. Bloss, Senior Vice President